Exhibit 99(a)(1)(A)

COMPANY NOTICE

TO HOLDERS OF

2.5% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2032

ISSUED BY

MEDICIS PHARMACEUTICAL CORPORATION

CUSIP Number: 58470KAA2

Reference is made to the Indenture, dated as of June 4, 2002 (the “Indenture”), between Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation duly organized and existing under the laws of the State of New York, as trustee and paying agent (the “Paying Agent”), and the 2.5% Contingent Convertible Senior Notes Due 2032 (the “Securities”) of the Company. Pursuant to Section 3.08 of the Indenture and paragraph 6 of the Securities, Holders of the Securities have an option to require the Company to purchase all or a portion of their Securities in accordance with the terms, procedures, and conditions outlined in the Indenture and the Securities, on June 4, 2012.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that at the option of each Holder, the Securities will be purchased by the Company for $1,000 in cash per $1,000 principal amount at maturity of the Securities (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related offer materials, as amended and supplemented from time to time (the “Option”). Accrued and unpaid interest on the Securities to, but not including, the Purchase Date (an interest payment date under the terms of the Securities), will be paid to the Holder of record at the close of business on May 19, 2012, prior to the payment of the Purchase Price as provided by the Indenture. Accordingly, we expect that there will be no accrued and unpaid interest due as part of the Purchase Price. The Company will purchase the Securities tendered in connection with the Option on June 4, 2012 (the “Purchase Date”), and thus, pursuant to Section 3.08 of the Indenture, Holders may surrender their Securities from May 3, 2012 through 5:00 p.m., New York City time, on the business day prior to the Purchase Date, Friday, June 1, 2012 (the “Notice Date”). This Company Notice is being sent pursuant to the provisions of Section 3.08 of the Indenture and paragraph 6 of the Securities. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

To exercise your option to have the Company purchase the Securities and receive payment of $1,000 per $1,000 principal amount at maturity of the Securities, you must validly deliver your Securities through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Notice Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Notice Date. The right of Holders to surrender Securities for purchase in the Option expires at 5:00 p.m., New York City time, on the Notice Date.

The Paying Agent is:

Deutsche Bank Trust Company Americas

By Registered or Certified Mail, Hand or Overnight Delivery: MS JCK01-D218 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256 Attn: Reorganization Unit	For Information: MS JCK01-D218 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256 Attn: Reorganization Unit Toll Free: +1 (800) 735-7777, Option 1	By Facsimile: For Eligible Institutions Only: +1 (615) 866-3889

	Email: db.reorg@db.com	Confirmation: +1 (800) 735-7777, Option 1 Attn: Reorganization Unit

Copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: May 3, 2012

No person has been authorized to give any information or to make any representations other than those contained in the Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Option shall not under any circumstances create any implication that the information contained in the Option is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more complete description of the terms of the Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my securities?

Medicis Pharmaceutical Corporation., a Delaware corporation (the “Company”), is offering, at your option, to purchase your validly surrendered 2.5% Contingent Convertible Senior Notes due 2032 (the “Securities”). (Page 3)

Why is the Company offering to purchase my Securities?

The right of each holder (the “Holder”) of the Securities to sell and the obligation of the Company to purchase the Securities on specified dates and pursuant to the Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on June 4, 2002. We are required to repurchase the Securities of any Holder exercising the Option pursuant to the terms of the Securities and the Indenture. (Page 3)

What securities are you offering to purchase?

We are offering to purchase all of the Securities surrendered, at the option of the Holder thereof. As of May 3, 2012, there was $169,145,000 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of June 4, 2002 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee and paying agent (the “Paying Agent”). (Page 3)

How much are you offering to pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price of $1,000 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”) with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Pages 3-4)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s Class A common stock and the market for similar securities. Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Option. The Class A common stock, $0.014 par value per share (the “Common Stock”), of the Company into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “MRX.” On May 2, 2012, the last reported sales price of the Common Stock on the NYSE was $38.01 per share. (Pages 4-5)

What does the board of directors of the Company think of the Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Option. You must make your own decision whether to surrender your Securities for purchase in the Option and, if so, the amount of Securities to surrender. (Page 4)

When does the Option expire?

The Option expires at 5:00 p.m., New York City time, on Friday, June 1, 2012 (the “Notice Date”). We will not extend the period Holders have to accept the Option unless required to do so by the federal securities laws. (Page 3)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the satisfaction of the procedural requirements described in this Company Notice.

How do I surrender my Securities?

To surrender your Securities for purchase pursuant to the Option, you must surrender the Securities through the transmittal procedures of the Depository Trust Company (“DTC”) no later than 5:00 p.m., New York City time, on the Notice Date.

Holders whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities on the Holder’s behalf through the transmittal procedures of DTC.

Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Notice Date.

By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Option set forth in this Company Notice. (Pages 5-7)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly upon expiration of the Option. We will promptly, and in no case later than 11:00 a.m., New York City time, on June 5, 2012, forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. The DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 8)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Notice Date, June 1, 2012. (Page 7)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Notice Date. (Pages 7-8)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 5)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 or an integral multiple thereof. (Page 5)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into 34.4234 shares of Class A Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 4)

Will I have to pay taxes if I surrender my Securities for purchase in the Option?

The receipt of cash in exchange for Securities pursuant to the Option will be a taxable transaction for United States federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 9-11)

Who is the Paying Agent?

Deutsche Bank Trust Company Americas, the trustee under the Indenture, is serving as Paying Agent in connection with the Option. Its address and telephone number are set forth on the cover page of this Company Notice.

Who can I talk to if I have questions about the Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase in the Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE OPTION

1.	Information Concerning the Company.

Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), is offering to purchase the 2.5% Contingent Convertible Senior Notes Due 2032 (the “Securities”). The Securities are convertible into the Class A Common Stock, $0.014 par value per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture (as defined below) and the Securities.

The Company was incorporated in Delaware in 1988. The Company is a leading independent specialty pharmaceutical company focusing primarily on helping patients attain a healthy and youthful appearance and self-image through the development and marketing in the United States and Canada of products for the treatment of dermatological and aesthetic conditions.

The Company maintains its registered and principal executive offices at 7720 North Dobson Road, Scottsdale, Arizona 85256. The telephone number there is (602) 808-8800.

2.	Information Concerning the Securities.

The Securities were issued under an Indenture, dated as of June 4, 2002 (the “Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee and paying agent (the “Paying Agent”). The Securities mature on June 4, 2032.

2.1.	The Company’s Obligation to Purchase the Securities.

Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on June 4, 2012.

This Option will expire at 5:00 p.m., New York City time, on Friday, June 1, 2012 (the “Notice Date”). We will not extend the period Holders have to accept the Option unless required to do so by the federal securities laws.

The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the satisfaction of the procedural requirements described in this Company Notice.

2.2.	Purchase Price.

Pursuant to the Securities, the purchase price to be paid by the Company for the Securities is $1,000 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Notice Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the Common Stock and other relevant factors.

2.3.	Conversion Rights of the Securities.

The Securities are convertible into 34.4234 shares of Common Stock per $1,000 principal amount at maturity of the Securities, subject to adjustment under certain circumstances specified in the Indenture. The Paying Agent is currently acting as conversion agent for the Securities.

Holders that do not surrender their Securities for purchase pursuant to the Option will maintain the right to convert their Securities into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture and the Securities only if the applicable Purchase Notice has been validly withdrawn prior to 5:00 p.m., New York City time, on the Notice Date, as described in Section 4 below.

2.4.	Market for the Securities and the Company’s Common Stock.

There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We believe that there is no practical way to determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. Following the consummation of the Option, we expect that Securities not purchased in the Option will continue to be traded over the counter; however, we anticipate that the trading market for the Securities will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of Securities pursuant to the Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Option. We cannot assure you that a market will exist for the Securities following the Option. The extent of the public market for the Securities following consummation of the Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Paying Agent has informed us that, as of the date of this Company Notice, all of the Securities are held in global form through DTC. As of May 3, 2012, there was $169,145,000 aggregate principal amount at maturity of Securities outstanding and DTC was the sole record holder of the Securities.

The Common Stock into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “MRX.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	High	Low
2012
1st Quarter	$38.73	$31.58
2nd Quarter (through May 2, 2012)	39.73	37.02

2011 (ended December 31, 2011)
1st Quarter	$32.75	$24.97
2nd Quarter	38.63	32.03
3rd Quarter	40.51	30.48
4th Quarter	40.10	29.76

2010 (ended December 31, 2010)
1st Quarter	$28.10	$21.15
2nd Quarter	26.55	21.02
3rd Quarter	30.29	21.28
4th Quarter	30.94	26.21

On May 2, 2012, the last reported sales price of the Class A Common Stock on the NYSE was $38.01 per share. As of May 2, 2012, there were 75,423,019 shares of Common Stock outstanding (including 17,953,745 treasury shares). We urge you to obtain current market information for the Securities, to the extent available, and for the Common Stock before making any decision to surrender your Securities pursuant to the Option.

2.5.	Redemption.

Beginning June 11, 2007, the Securities became redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to 100% of the Principal Amount thereof plus accrued and unpaid interest (including contingent interest, if any) and Liquidated Damages, if any, thereon, up to but not including the date of redemption.

2.6.	Change in Control.

A Holder may require the Company to redeem for cash such Holder’s securities if there is a Change in Control (as defined in the Securities) at a Change in Control Purchase Price equal to 100% of the Principal Amount thereof plus accrued and unpaid interest (including contingent interest, if any) and Liquidated Damages, if any, thereon, up to but not including the Change in Control Purchase Date.

2.7.	Ranking.

The Securities are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness. However, the Securities are effectively subordinated to all existing and future obligations of the Company’s subsidiaries and to the Company’s obligations that are secured to the extent of the security.

2.8.	Dividends.

The Holders of Securities are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3.	Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase.

Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Notice Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof.

If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Notice Date, their Securities will remain outstanding subject to the existing terms of the Securities.

3.1.	Method of Delivery.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”). This Company Notice constitutes the Company Notice (as defined in the Indenture) and delivery of Securities via PTS will satisfy the notice requirements of the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through PTS, is at the election and risk of the person surrendering such Securities.

3.2.	Agreement to be Bound by the Terms of the Option.

Holders that surrender through DTC need not submit a physical Purchase Notice to the Paying Agent if such Holders comply with the transmittal procedures of DTC. However, by surrendering your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

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such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

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such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

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such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Notice Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Company Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Securities purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

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surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Notice Date;

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all authority conferred or agreed to be conferred pursuant to the terms of the Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

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the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

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all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3.	Delivery of Securities.

Securities Held Through a Custodian. A Holder who wishes to tender Securities pursuant to this Option and whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Notice Date.

Securities in Global Form. A Holder who is a DTC participant who wishes to tender Securities pursuant to this Option may elect to surrender to the Company his or her beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Notice Date; and

•	electronically transmitting his or her acceptance through DTC’s PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Notice Date.

In surrendering through PTS, the electronic instructions sent to DTC by the Holder or a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Option, including those set forth above under “— Agreement to be Bound by the Terms of the Option.”

You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC procedures on or prior to 5:00 p.m., New York City time, on the Notice Date.

4.	Right of Withdrawal.

Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Notice Date. In order to withdraw Securities, Holders must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Notice Date. Securities withdrawn from the Option may be resurrendered by following the surrender procedures described in Section 3 above.

This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before 5:00 p.m., New York City time, on the Notice Date. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

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be submitted through the DTC PTS system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.	Payment for Surrendered Securities.

We will promptly, and in no case later than 11:00 a.m., New York City time, on June 5, 2012, forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered

Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Notice Date.

The total amount of funds required by us to purchase all of the Securities is $169,145,000 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use existing cash and cash equivalents to purchase the Securities. We do not have an alternative financing plan at this time.

6.	Securities Acquired.

Any Securities purchased by us pursuant to the Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

Unless we default in making payment on Securities that were properly surrendered, interest, if any (including contingent interest), and Liquidated Damages, if any, on such Securities will cease to accrue on the Purchase Date.

7.	Plans or Proposals of the Company.

Except as publicly disclosed prior to the date hereof, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number;

•	or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

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any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Securities.

Except as otherwise disclosed below, to the knowledge of the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

9.	Purchases of Securities by the Company and Its Affiliates.

Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10.	Material United States Tax Considerations.

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the Holders whose Securities are purchased by the Company pursuant to the Option, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, the IRS rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Holder of the Securities. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a Holder in light of such Holder’s particular circumstances or to Holders subject to special rules, such as certain financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, Holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. The discussion deals only with Securities held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. In addition, this discussion assumes that the payment of contingent interest on the Securities after the date hereof is not “remote” within the meaning of applicable Treasury Regulations. However, this assumption is solely for U.S. federal income tax purposes and does not constitute a statement or guarantee regarding whether any such interest will be paid.

As used herein, “U.S. Holder” means a beneficial owner of Securities who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” means a beneficial owner of Securities who is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity taxable as a partnership holds Securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Securities, you should consult your tax advisor regarding the tax consequences of the sale of Securities pursuant to the Option.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of selling Securities pursuant to the Option or that any such position would not be sustained.

HOLDERS OF SECURITIES CONSIDERING THE EXERCISE OF THE OPTION SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Generally, if you are a U.S. Holder, your exercise of the Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received and (ii) your adjusted tax basis in the Securities surrendered. Because you agreed when you purchased your Securities to treat the Securities as subject to the special rules regarding contingent payment debt instruments, your adjusted tax basis in the Securities will generally be equal to your original purchase price for the Securities, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), decreased by the amount of any noncontingent payments and any projected payments that have been previously scheduled to be made (without regard to the actual amounts paid) on the Securities, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make because of differences between your tax basis and the adjusted issue price of the Securities. This gain will generally be treated as ordinary interest income; any loss would generally be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if you held your Securities for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

The contingent payment debt instrument regulations are complex. You should consult your tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to your Securities.

Non-U.S. Holders

If you are a non-U.S. Holder, we and other U.S. payers generally will not be required to deduct U.S. federal withholding tax from the Purchase Price payable upon exercising the Option if:

•	interest payable with respect to the Securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•

either (i) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on Internal Revenue Service (“IRS”) Form W-8BEN (or successor form)), or (ii) you hold your Securities through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable United States Treasury regulations; and

•	we are not a “United States real property holding corporation” during the applicable period.

We believe that we have not been a “United States real property holding corporation.”

Special certification rules apply to non-U.S. Holders that are pass-through entities rather than corporations or individuals. Non-U.S. Holders should consult their tax advisors regarding the certification requirements for such non-U.S. Holders.

If you cannot satisfy the requirements above, but you are eligible for the benefits of an applicable U.S. income tax treaty that would reduce or eliminate such withholding taxes, you should provide an IRS Form W-8BEN (or successor form) claiming either a partial reduction or complete exemption from such withholding taxes under such treaty. In addition, payments of the Purchase Price will generally be exempt from withholding tax if interest with respect to the Securities is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) and you provide a properly executed IRS Form W-8ECI (or applicable successor form).

Backup Withholding

To prevent backup withholding on payments made to a U.S. Holder, the U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing and remitting a copy of the IRS Form W-9 enclosed with this Company Notice, certifying that (1) such Holder is a “United States person” (as defined in section 7701(a)(30) of the Code, (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until the U.S. Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Securities may be subject to backup withholding.

To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the Holder’s foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN may be obtained from the Paying Agent.

Certain Holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the enclosed copy of the IRS Form W-9 and related instructions. To avoid possible erroneous backup withholding, exempt U.S. Holders, while not required to file IRS Form W-9, should complete and return the IRS Form W-9 (checking the “Exempt from backup withholding” box on the form). See the enclosed IRS Form W-9 for additional information and instructions.

Backup withholding is not an additional tax, and a taxpayer may use amounts withheld as a credit against its U.S. federal income tax liability or may claim a refund if it timely provides certain information to the IRS.

11.	Additional Information.

The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 28, 2012;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Notice Date; and

•

The description of the Company’s Common Stock set forth in the Company’s registration statement, filed with the SEC on Form 8-A dated April 11, 1990 and any amendment or report filed with the SEC for the purpose of updating the description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Company Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

The Company will provide, without charge, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to: Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256, Attention: Corporate Secretary; telephone number: (602) 808-8800.

12.	No Solicitations.

The Company has not employed any persons to make solicitations or recommendations in connection with the Option.

13.	Definitions.

All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

14.	Conflicts.

In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

MEDICIS PHARMACEUTICAL CORPORATION

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Jonah Shacknai	Chairman, Director
Arthur G. Altschul, Jr.	Director
Spencer Davidson	Director
Stuart Diamond	Director
Peter S. Knight, Esq.	Director
Michael A. Pietrangelo	Director
Philip S. Schein, M.D.	Director
Lottie H. Shackelford	Director

Executive Officers

Name	Title
Jonah Shacknai	Chairman, Chief Executive Officer, Director
Jason D. Hanson	Executive Vice President, Chief Operating Officer
Vincent P. Ippolito	Executive Vice President, Sales and Marketing
Richard D. Peterson	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Prygocki	President
Seth Rodner	Executive Vice President, Chief Legal Officer and Corporate Secretary
Mitchell S. Wortzman, Ph.D.	Executive Vice President, Chief Scientific Officer

The business address of each person set forth above is c/o Medicis Pharmaceutical Corporation, at 7720 North Dobson Road, Scottsdale, Arizona 85256. The telephone number there is (602) 808-8800.